OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK,
REPORTS INCREASE IN TOTAL ASSETS AND NET INCOME IN THE SECOND
QUARTER.

Highlights Include:

•	Second Quarter Net Income of $1,752,000, up 4%
•	Earnings Per Share of $0.65, up 3%
•	Announced the Addition of New Board Member Stephanie Leonardos
•	Total Assets surpass $700 Million milestone, increasing 13% to $713 Million at the end of the Second Quarter.

Byron Center, MI, July 23, 2007 — — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported second quarter net income of $1,752,000, up 4% from the $1,690,000 reported in the second quarter of 2006. Basic and diluted earnings per share in the second quarter of 2007 were $0.65, an increase of 3% over the $0.63 reported for the second quarter of 2006. On a year-to-date basis, net income and earnings per share are each up 7% over the year-to-date period in 2006. The growth in net income is a result of modest growth in net interest income resulting from the growth in earning assets and strong growth in non-interest income.

“Thus far, 2007 has presented a number of significant, perhaps unprecedented, challenges for Michigan banks of all sizes. Those challenges are particularly apparent in net income and asset quality,” said Patrick K. Gill, President and CEO. “Against that backdrop, I’m pleased to report that our net income for the quarter increased 4% over the same period in 2006,” Gill added. “We are, however, not immune to the dynamics of the environment in which we operate. Our net interest margin continues to be under pressure as a result of intense competition and the on-going economic challenges in the Michigan economy continue to present challenges to our industry and to our company,” Gill concluded.

Byron Bank’s net interest income continues to be essentially flat. The increase in net interest income associated with the growth of earning assets is largely being off-set by net interest margin compression. Although average earning assets are up approximately 11% from a year ago, the bank’s net interest income is only up 5% from the second quarter of 2006. The decline in the net interest margin is a long-term trend in the financial services industry and is compounded by intense local competition for loans and deposits.

The provision for loan losses was $157,000 higher in the second quarter of 2007 compared to the second quarter of 2006. The increase is a result of an increase in the specific reserve associated with one particular loan and overall continued weakness in the Michigan economy.

The significant increase in service charges on deposit accounts, mortgage banking revenue, and investment revenue contributed to the considerable growth in non-interest income for the quarter. During the second quarter of 2007, non-interest income represented 25.3% of total revenue compared to 21.4% during the second quarter of 2006.

Total operating expenses in the second quarter of 2007 increased $596,000, or 12%, compared to the second quarter of 2006. The increase in operating expenses include a continued investment in staff to support our recent growth, greater marketing expenditures designed to enhance our visibility, increased loan collection and professional expenses associated with the increase in non-performing loans, increased occupancy and equipment cost associated with the renovation of several branches and the main office, and a higher level of support for charitable causes.

Compared to June 30, 2006, total assets increased $84 million, or 13%, total loans increased $67 million, or 14%, and total deposits increased $50 million, or 10%. We continue to be very pleased with our growth in loans and deposits in a very competitive market place. Our ability to grow at these rates, in this environment, is a reflection of the outstanding team of banking professionals at Byron Bank. We continue to be well capitalized, with an equity-to-asset ratio of 9.5% at June 30, 2007, compared to 9.8% at December 31, 2006.

Non-performing assets to total loans increased from .22% at December 31, 2006 to .82% at June 30, 2007. The increase is the result of placing two large credits on non-accrual status. The increase in the provision for loan losses in the second quarter of 2007 reflects the specific reserves have been established for these two credits. On a positive note, annualized net loan losses as a percent of average loans remained very low at .05% during the second quarter of 2007 compared to .03% during the second quarter of 2006.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through thirteen banking offices serving thirteen communities in Kent, Ottawa and Allegan counties in western Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

# # # # # # # # # #

For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2007 (Unaudited)	December 31, 2006

ASSETS

Cash and cash equivalents	$14,283	$14,298

Available-for-sale securities	119,727	116,582

Loans held for sale	1,784	1,620

Total loans	552,601	514,538
Allowance for loan losses	(7,827)	(7,510)

Net Loans	544,774	507,028

Accrued interest receivable	3,629	3,718
Premises and equipment, net	16,316	16,001
Restricted investments	3,098	3,098
Other assets	9,134	7,027

Total assets	$712,745	$669,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$70,921	$72,683
Interest bearing	499,246	494,324

Total deposits	570,167	567,007

Federal funds purchased	25,300	3,050
Structured Repurchase Agreements	11,100	-
FHLB Advances	34,110	24,237
Other borrowed funds	322	4,000
Other liabilities	4,257	5,257

Total liabilities	645,256	603,551

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,458
Additional paid-in capital	32,778	23,880
Retained earnings	32,967	39,766
Accumulated other comprehensive income	(959)	(283)

Total stockholders' equity	67,489	65,821

Total liabilities and stockholders' equity	$712,745	$669,372

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended June 30, (Unaudited)		Six Months ended June 30, (Unaudited)

	2007	2006	2007	2006

Interest Income
Interest and fees on loans	$10,325	$8,933	$20,079	$17,081
Available-for-sale securities	1,241	1,135	2,485	2,203
Restricted investments	37	46	79	90
Federal funds sold	1	7	3	57

Total interest income	11,604	10,121	22,646	19,431

Interest expense
Deposits	4,696	3,769	9,477	7,059
Borrowed funds	876	580	1,422	1,000

Total interest expense	5,572	4,349	10,899	8,059

Net interest income	6,032	5,772	11,747	11,372

Provision for loan losses	337	180	497	300

Net interest income after provision for loan losses	5,695	5,592	11,250	11,072

Non-interest income
Service charges on deposit accounts	1,309	798	2,487	1,466
Mortgage banking	281	213	531	397
Net gain on sales of available for sale securities	5	2	10	16
Insurance premiums and brokerage fees	288	247	632	591
Other	158	313	312	444

Total non-interest income	2,041	1,573	3,972	2,914

Non-interest expenses
Salaries	2,593	2,420	5,045	4,691
Employee benefits	536	479	1,064	942
Occupancy (net)	401	376	800	762
Furniture and fixtures	284	257	564	482
Other	1,557	1,243	3,011	2,517

Total non-interest expenses	5,371	4,775	10,484	9,394

Income before federal income taxes	2,365	2,390	4,738	4,592

Federal income taxes	613	700	1,246	1,335

Net income	$1,752	$1,690	$3,492	$3,257

Income per common share: *
Basic	$0.65	$0.63	$1.29	$1.21
Diluted	$0.65	$0.63	$1.29	$1.21
*	Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
(Dollars in thousands except per shara data)	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006

Earnings
Net interest income	$6,032	$5,715	$5,796	$5,811	$5,772
Provision for loan losses	$337	$160	$120	$120	$180
Non-interest income	$2,041	$1,931	$1,887	$1,724	$1,573
Non-interest expense	$5,371	$5,113	$4,915	$4,740	$4,775
Net income	$1,752	$1,740	$1,888	$1,877	$1,690
Basic earnings per share*	$0.65	$0.64	$0.70	$0.69	$0.63
Diluted earnings per share*	$0.65	$0.64	$0.70	$0.69	$0.63
Average shares outstanding*	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	1.01%	1.04%	1.13%	1.16%	1.08%
Return on average equity	10.39%	10.61%	11.48%	11.74%	10.94%
Net interest margin (tax-equivalent)	3.77%	3.71%	3.79%	3.85%	3.98%
Efficiency ratio	65.0%	65.0%	62.7%	61.9%	63.8%
Full-time equivalent employees	196	196	195	194	199
Ending equity to ending assets	9.47%	9.75%	9.83%	9.63%	9.88%
Book value per share*	$24.97	$24.83	$24.24	$23.79	$22.98

Asset Quality
Net loans charged-off	$67	$113	$101	$4	$37
Net charge-offs to total average loans (annualized)	0.05%	0.09%	0.08%	0.00%	0.03%
Nonperforming Assets	$4,542	$2,003	$1,140	$1,351	$1,152
Allowance for loan losses to total loans	1.42%	1.41%	1.46%	1.51%	1.52%
Nonperforming Assets to total loans	0.82%	0.37%	0.22%	0.27%	0.24%

(Dollars in thousands except per share data)	YTD 6/30/07	YTD 6/30/06

Earnings
Net interest income	$11,747	$11,372
Provision for loan losses	$497	$300
Non-interest income	$3,972	$2,914
Non-interest expense	$10,484	$9,394
Net income	$3,492	$3,257
Basic earnings per share*	$1.29	$1.21
Diluted earnings per share*	$1.29	$1.21
Average shares outstanding*	2,703	2,703

Performance Ratios
Return on average assets	1.02%	1.07%
Return on average equity	10.50%	10.65%
Net interest margin (tax-equivalent)	3.74%	4.03%
Efficiency ratio	65.2%	64.5%

Asset Quality
Net loans charged-off	$180	$85
Net charge-offs to total average loans	0.07%	0.04%
(annualized)

*	Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.